Exhibit 99.1

The table below specifies the date, quantity, weighted-average price and range of price per share of Class B common stock of Berkshire Hathaway Inc. (the “Issuer”) sold by Bill & Melinda Gates Foundation Trust (the “Trust”) during the period March 2, 2010 through March 18, 2010.  The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All of the transactions were affected on the New York Stock Exchange or through Electronic Communication Networks.

Trade Date	Quantity Sold	Weighted-Average Price Per Share Sold ($)	Range of Price ($)
3/2/2010	10,100	82.3675	81.76 - 82.71
3/2/2010	9,900	81.3924	80.76 - 81.66
3/3/2010	2,500	83.0220	82.95 - 83.11
3/3/2010	32,511	82.4611	81.95 - 82.94
3/3/2010	29,500	81.4516	80.92 - 81.88
3/4/2010	20,796	82.9657	82.70 - 83.30
3/5/2010	40,700	83.2918	83.09 - 83.35
3/8/2010	11,300	83.1291	82.81 - 83.55
3/9/2010	27,500	82.4747	82.23 - 82.66
3/10/2010	25,000	82.2537	81.80 - 82.62
3/11/2010	50,000	82.0461	81.70 - 82.365
3/12/2010	40,000	82.1743	81.88 - 82.42
3/15/2010	22,014	82.1790	81.96 - 82.48
3/16/2010	33,900	82.2362	81.98 - 82.50
3/17/2010	33,100	82.4156	82.28 - 82.64
3/18/2010	31,700	82.2688	82.06 - 82.53